Exhibit 99.1

RideShare Rental, Inc. (formerly YayYo, Inc.) Announces Preliminary Results for

Fourth Quarter of 2020 and Fiscal Year 2020

Company Achieves Record Revenue and all its goals for the fourth quarter

BEVERLY HILLS, CA / ACCESSWIRE / January 19, 2020 / RideShare Rental, Inc., formerly YayYo, Inc (“RSR” or the “Company”) (Other OTC:YAYO), a leading provider of vehicles to the rideshare and delivery gig economy industry, acting through its wholly-owned subsidiary, Rideshare Car Rentals, LLC, today announced preliminary, unaudited financial results and selected operating metrics for the fourth quarter and fiscal year ended December 31, 2020.

Financial Highlights:

●	Total net revenue of approximately $8 million for fiscal 2020, which is an increase of approximately 11% compared to fiscal 2019, despite the drop in revenues in the second quarter caused by COVID-19 shutdowns;
●	Total net revenue of approximately $2.3 million for Q4 2020, which is an increase of approximately 30% compared to Q4 2019;
●	Gross profit percentage increased to approximately 34% for Q4 2020 and approximately 30% for fiscal 2020;
●	Q4 revenue was the highest quarterly revenue in company history; and
●	The Company’s vehicle rental operations, including its electric vehicles (EV) operations (excluding corporate overhead), were profitable in Q4 2020, continuing the trend from Q3 2020.

Fourth quarter achievements:

●	Consistent with Q4 revenue being the highest quarterly revenue in Company history, the fourth quarter saw the highest number of vehicles rented from the Company to date;
●	We launched a new car-sharing Program;
●	We deployed 40 EV cars in Los Angeles;
●	We launched our entrance in the last-mile logistics space by deploying our first 28 transit high-roof top cargo vans, and have realized a 100% utilization rate; and
●	We increased our line of credit with ACME Auto Leasing by an additional $1,000,000.

“I’m incredibly proud to share our record-breaking results for both the fourth quarter of 2020 and fiscal 2020, which reflect the strength of our platforms and our team members’ unwavering commitment to deliver a great experience to our drivers, clients and partners,” said Ramy El-Batrawi, the Company’s chief executive officer. “The long-term investments we have made in our people and both existing and new platforms and our flexibility to quickly shift when needed have been instrumental to our overall success. This has allowed us to become more diverse and therefore increase our revenues. For example, we were able to adapt to rapidly changing market conditions in the way we pivoted to the delivery gig industry, a sector which experienced increased activity throughout the COVID-19 shutdown, enabling us to capture additional market share. While I’m quite pleased about our fourth quarter performance, I believe our innovative culture will allow us to capitalize on the significant opportunities that lie ahead, including but not limited to deepening our entry into the EV space.”

Further, Mr. El-Batrawi stated, “We are hopeful that we will experience continued revenue growth, assuming that demand continues to be strong. We expect to add more cars in 2021 and we will strive to maintain an approximate 95% utilization rate on our available cars and vans. With the anticipated greater need for additional delivery capacity from local and regional carriers, we will, as needed, continue to purchase more vans for rent by last-mile logistic companies. We also see a significant opportunity in the EV space, and we intend to apply diverse strategies in realizing it. Overall, we have been able to make great strides both in the technology and the deployment of our vehicles,” Mr. El-Batrawi added, “and we have put a strong foundation in place in 2020, particularly over the last two quarters.”

The preliminary, unaudited financial results and selected operating metrics included in this press release are based on information available as of January 18, 2021 and management’s initial review of operations for the fourth quarter and year ended December 31, 2020. They remain subject to change based on management’s ongoing review of the company’s fourth-quarter and full year results and are forward-looking statements. Rideshare Rental, Inc assumes no obligation to update these statements. The actual results may be materially different and are affected by the risk factors and uncertainties identified in Rideshare Rental, Inc.’s annual and quarterly filings with the Securities and Exchange Commission.

About Rideshare Rental, Inc. (formerly YayYo, Inc.)

Rideshare Rental, Inc. bridges the gap between rideshare drivers in need of a suitable vehicle and rideshare companies that depend on attracting and keeping drivers. Rideshare Rental uniquely supports drivers in both the higher and lower economic categories with innovative policies and programs. Rideshare Rental is a leading provider of rental vehicles to drivers in the ever-expanding gig economy.

Our wholly-owned subsidiary, Rideshare Car Rentals, LLC, is an online rideshare vehicle booking platform created to service the ridesharing, delivery gig economy and the logistics market place, which includes both our owned-fleet vehicles and third party fleet vehicles. Distinct Cars LLC, our other wholly-owned subsidiary, maintains a fleet of vehicles that are commercially available for rent by gig-economy drivers and the logistics market place.

Rideshare Rental provides SEC filings, investor events, press and earnings releases about our financial performance on the investor relations section of our website (www.ridesharerental.net)

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the company cautions investors that actual results may differ materially from the anticipated results.

Public Relations Contact

Ramy El-Batrawi

Phone: 888-209-5643

Email: investors@yayyo.com

For more investor information go to

www.Ridesharerental.net